Exhibit 99.1

NEPHROGENEX ANNOUNCES CLOSING OF $12 MILLION TERM LOAN FACILITY

RESEARCH TRIANGLE PARK, N.C. — November 20, 2014 — NephroGenex, Inc. (Nasdaq: NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, announced today that it has closed on a $12 million term loan facility with East West Bank. Funds from the term loan will be utilized for working capital purposes, including the advancement of the Company’s clinical development programs.

Terms of the $12 million loan facility include an immediate $7 million draw, with the additional $5 million available upon the achievement of certain milestones before the end of May 2015. Following the closing of the loan, management expects the Company’s cash position to be approximately $31 million, extending its cash runway further into 2016. The bank facility matures in 2018.

“We are taking this opportunity to strengthen our balance sheet at attractive terms, as we execute on our pivotal Phase 3 program with Pyridorin in diabetic nephropathy,” said Chief Executive Officer Pierre Legault. “This financing gives the Company greater flexibility in reaching an expected successful interim analysis and evaluating options for additional financing or partnering during 2016.”

For more information regarding the term loan facility, see the Company’s Current Report on Form 8-K filed on November 20, 2014.

About Diabetic Nephropathy

Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About Pyridorin®

Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our Phase 2 studies. Our lead drug candidate was also found to be safe and well tolerated in these same studies.

About NephroGenex, Inc.

NephroGenex (Nasdaq: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements

This press release contains certain statements that are, or may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under “Part I—Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2014, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com